Exhibit 99.1

QVC, Inc. Announces Results of Its Cash Tender Offer for Its Outstanding 4.375% Senior Secured Notes Due 2023

WEST CHESTER, Pa. (June 16, 2022) - QVC, Inc. (“QVC”) announced today the expiration and results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 4.375% Senior Secured Notes due 2023 (the “2023 Notes”).

QVC is a wholly-owned subsidiary of Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB and QRTEP).

The Tender Offer expired at 5:00 p.m., New York City time, on June 15, 2022 (the “Expiration Time”). As of the Expiration Time, an aggregate principal amount of $535,340,000 or approximately 71.38%, of the 2023 Notes were validly tendered and not validly withdrawn, which amount excludes $1,149,000 aggregate principal amount of the 2023 Notes that remain subject to guaranteed delivery procedures. QVC has accepted for payment all 2023 Notes validly tendered prior to the Expiration Time pursuant to the settlement procedures described in the Offer to Purchase, dated June 9, 2022. QVC also expects to accept for payment all 2023 Notes that remain subject to guaranteed delivery procedures and to make payment for such 2023 Notes on June 21, 2022.

Requests for documents relating to the Tender Offer may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 714-3311 (Toll-Free) or (212) 269-5550, by email at QVC@dfking.com, or via the following web address: www.dfking.com/QVC. BofA Securities and J.P. Morgan Securities LLC acted as the Joint Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to the Joint Dealer Managers at the contact information shown below:

BofA Securities

Collect: (980) 388-3646

Email: debt_advisory@bofa.com

J.P. Morgan Securities LLC

Toll Free: (866) 834-4666

Collect: (212) 834-4045

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2023 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute a solicitation for an offer to purchase any security, including the 2023 Notes.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the repurchase of the 2023 Notes pursuant to the Tender Offer. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Forms 10-K and 10-Q, for additional information about QVC and about the risks and uncertainties related to the business of QVC which may affect the statements made in this press release.

Contacts:
Courtnee Chun
720-875-5420

QVC Media Relations
484-701-1647

SOURCE QVC, Inc.